Exhibit T3A.7

Industry Canada	Industry Canada

Form 2 Initial Registered Office Address and First Board of Directors Canada Business Corporations Act (CBCA) (s. 19 and 106)	Formulaire 2 Siège social initial et premier conseil d'administration Loi canadienne sur les sociétés par actions (LCSA) (art. 19 et 106)

1	Corporate name Denomination sociale 7823118 CANADA INC.

2	Address of registered office Adresse du siege social 16 Place du Commerce Ile des Soeurs QC H3E 2A5

3	Additional address Autre adresse

4	Members of the board of directors Membres du conseil d'administration
Resident Canadian Résident Canadien

	Marc P. Tellier	3468 Avenue Melrose, Notre-Dame-de-Grace QC H4A 2S1, Canada	Yes / Oui

	François D. Ramsay	810 Boul. Marie-Victorin, Boucherville QC J4B 1Y3, Canada	Yes / Oui

	Christian M. Paupe	300 Avenue des Sommets, Apt. 1102, Verdun QC H3E 2B7, Canada	Yes / Oui

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Declaration: I certify that I have relevant knowledge and that I am authorized to sign this form.
Declaration : J'atteste que je possède une connaissance suffisante et que je suis autorisé(e) à signer le présent formulaire.

Original signed by / Original signe par
Isabelle Lamy
Isabelle Lamy
514-397-6484

Note: Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250(1) of the CBCA).
Nota: Faire une fausse declaration constitue une infraction et son auteur, sur declaration de culpabilité par procedure sommaire, est passible d'une amende maximale de 5000 $ ou d'un emprisonnement maximal de six mois, ou de ces deux peines (paragraphe 250(1) de la LCSA).

IC 2904 (2008/04)

Industry Canada	Industry Canada

Certificate of Incorporation Canada Business Corporations Act	Certificat de constitution Loi canadienne sur les sociétés par actions

7823118 CANADA INC.
Corporate name / Dénomination sociale

782311-8
Corporation number / Numéro de société

I HEREBY CERTIFY that the above-named corporation, the articles of incorporation of which are attached, in incorporated under the Canada Business Corporations Act.	JE CERTIFIE que la société susmentionnée, dont les statuts constitutifs sont joints, est constituée en vertu de la Loi canadienne sur les sociétés par actions.

/s/Marcie Girouard Marcie Girouard
Director / Directeur
2011-03-31
Date of Amendment (YYYY-MM-DD) Date de modification (AAAA-MM-JJ)

Industry Canada	Industry Canada

2011-04-01

Corporations Canada 9th floor, Jean Edmonds Towers South 365 Laurier Avenue West Ottawa, Ontario K1A 008	Corporations Canada 9e étage, Tour Jean Edmonds sud 365, avenue Laurier ouest Ottawa (Ontario) K1A 008

Corporation Information Sheet Canada Business Corporations Act (CBCA)	Fiche de renseignements concernant la société Loi canadienne sur les sociétés par actions (LCSA)

7823118 CANADA INC.

Corporation Number	782311-8	Numéro de société
Corporation Key Required for changes of address or directors online	67996625	Clé de société Requise pour mettre a jour en ligne radresse du siege social ou rinformation concernant les administrateurs
Anniversary Date Required to file annual return	03-31 (mm-dd/mm-jj)	Date anniversaire Requise pour le depot du rapport annuel
Annual Return Filing Period Starting in 2012	03-31 to/au 05-30 (mm-dd/mm-jj)	Période pour deposer le rapport annuel Débutant en 2012

Reporting Obligations
A corporation can be dissolved if it defaults in filing a document required by the CBCA. To understand the corporation's reporting obligations, consult Keeping Your Corporation in Good Standing (enclosed or available on our website).

Obligations de declaration
Une société peut etre dissoute si elle omet de déposer un document requis par la LCSA. Pour connaitre les obligations de declaration de la société veuillez consulter la brochure Maintenir votre société en conformité, ci-jointe ou disponible dans notre site Web.

Corporate Name
Where a name has been approved, be aware that the corporation assumes full responsibility for any risk of confusion with existing business names and trademarks (including those set out in the NUANS® search report). The corporation may be required to change its name in the event that representations are made to Corporations Canada and it is established that confusion is likely to occur. Also note that any name granted is subject to the laws of the jurisdiction where the corporation carries on business. For additional information, consult Protecting Your Corporate Name (enclosed or available on our website).

Denomination sociale
En dépit du fait que Corporations Canada ait approuvé la denomination sociale, il faut savoir que la société assume toute responsabilite de risque de confusion avec toutes denominations commerciales, marques de commerce existantes (y compris celles qui sont citées dans le rapport de recherche NUANSMD). La société devra peut-être changer sa denomination advenant le cas oil des representations soient faites auprès de Corporations Canada établissant qu'il existe une probabilite de confusion. Il faut aussi noter que toute denomination octroyée est assujettie aux lois de Pautorité legislative ou la société mène ses activités. Pour obtenir de l’information supplementaire, veuillez consulter le document Protection de la denomination sociale ci-joint ou disponible dans notre site Web.

Telephone / Téléphone 1-866-333-5556	Email / Courriel corporationscanada@ic.gc.ca	Website / Site Web www.corporationscanada.ic.gc.ca

Industry Canada	Industry Canada

Form 1 Articles of Incorporation Canada Business Corporations Act (s.6)	Formulaire 1 Statuts constitutifs Loi canadienne sur les sociétés par actions (art. 6)

1	Corporate name Dénomination sociale 7823118 CANADA INC.
2	The province or territory in Canada where the registered office is situated La province ou le territoire au Canada oil est situé le siege social QC
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The classes and any maximum number of shares that the corporation is authorized to issue
Categories et le nombre maximal d'actions que la société est autorisée a émettre
See attached schedule / Voir l'annexe ci-jointe

4	Restrictions on share transfers Restrictions sur le transfert des actions See attached schedule / Voir l'annexe ci-jointe
5	Minimum and maximum number of directors Nombre minimal et maximal d'administrateurs Min. 1 Max. 10
6	Restrictions on the business the corporation may carry on Limites imposées a l'activité commerciale de la société None
7	Other Provisions Autres dispositions See attached schedule / Voir l'annexe ci-jointe
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Incorporator's Declaration: I hereby certify that I am authorized to sign and submit this form.
Declaration des fondateurs: J’atteste que je suis autorisé a signer et a soumettre le present formulaire.

Isabelle Lamy	1155 Rene-Levesque Blvd. West, 40th Floor, Montreal QC H3B 3V2, Canada

Original signed by / Original signé par Isabelle Lamy
Isabelle Lamy

Note: Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250(1) of the CBCA).

Nota: Faire une fausse declaration constitue une infraction et son auteur, sur declaration de culpabilité par procedure sommaire, est passible d'une amende maximale de 5 000 $ ou d'un emprisonnement maximal de six mois, ou de ces deux peines (paragraphe 250(1) de la LCSA).

IC 3419 (2008/04)

SCHEDULE A

Unlimited number of common shares; and

Unlimited number of preferred shares.

I.	The common shares shall have attached thereto the following rights, privileges, restrictions and conditions:

(a)
Each common share shall entitle the holder thereof to one (1) vote at all meetings of the shareholders of the Corporation (except meetings at which only holders of another specified class of shares are entitled to vote pursuant to the provisions hereof or pursuant to the provisions of the Canada Business Corporations Act (hereinafter referred to as the "Act")).

(b)
The holders of the common shares shall be entitled to receive during each year, as and when declared by the board of directors, subject to the rights, privileges, restrictions and conditions attaching to the preferred shares, dividends payable in money, property or by the issue of fully paid shares of the capital of the Corporation.

(c)
In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or other distribution of assets of the Corporation among shareholders for the purpose of winding up its affairs, subject to the rights, privileges, restrictions and conditions attaching to the preferred shares, the holders of the common shares shall be entitled to receive the remaining property of the Corporation.

II.	The preferred shares shall have attached thereto the following rights, privileges, restrictions and conditions:

(a)
Subject to the provisions of the Act or as otherwise expressly provided herein, the holders of the preferred shares shall not be entitled to receive notice of, nor to attend or vote at meetings of the shareholders of the Corporation.

(b)
The holders of the preferred shares shall be entitled to receive during each year, as and when declared by the board of directors, but always in preference and priority to any payment of dividends on the other shares of the Corporation, non cumulative dividends at a fixed rate of 0.5% per annum calculated on the preferred redemption price (as hereinafter defined in paragraph II(h)) of each such share payable in money, property or by the issue of fully paid shares of any class of the Corporation. The holders of the preferred shares shall not be entitled to any dividend in excess of the dividend hereinbefore provided for.

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(c)
In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary of involuntary, or other distribution of assets of the Corporation among shareholders for the purpose of winding up its affairs, the holders of the preferred shares shall be entitled to receive for each preferred share, in preference and priority to any distribution of the property or assets of the Corporation to the holders of the common shares or any other shares ranking junior to the preferred shares, an amount equal to the preferred redemption price plus all declared and unpaid dividends thereon, but shall not be entitled to share any further in the distribution of the property or assets of the Corporation.

(d)
The Corporation may, in the manner hereinafter provided, redeem at any time all, or from time to time any part, of the outstanding preferred shares on payment for each preferred share to be redeemed of the preferred redemption price plus all declared and unpaid dividends thereon (in paragraphs II(e), (f) and (g) called the "redemption price").

(e)
Before redeeming any preferred shares, the Corporation shall mail or deliver to each person who, at the date of such mailing or delivery, shall be a registered holder of preferred shares to be redeemed, notice of the intention of the Corporation to redeem such shares held by such registered holder; such notice shall be delivered to, or mailed by ordinary prepaid post addressed to, the last address of such holder as it appears on the records of the Corporation, or in the event of the address of any such holder not appearing on the records of the Corporation, then to the last address of such holder known to the Corporation, at least one (1) day before the date specified for redemption; such notice shall set out the redemption price, the date on which the redemption is to take place and, if part only of the preferred shares held by the person to whom it is addressed is to be redeemed, the number thereof so to be redeemed; on or after the date so specified for redemption the Corporation shall pay or cause to be paid the redemption price to the registered holders of the preferred shares to be redeemed on presentation and surrender of the certificates for the preferred shares so called for redemption at the registered office of the Corporation or at such other place or places as may be specified in such notice, and the certificates for such preferred shares shall thereupon be cancelled, and the preferred shares represented thereby shall thereupon be redeemed; from and after the date specified for redemption in such notice, the holders of the preferred shares called for redemption shall cease to be entitled to dividends in respect of such shares and shall not be entitled to exercise any of the rights of the holders thereof, except the right to receive the redemption price, unless payment of the redemption price shall not be made by the Corporation in accordance with the foregoing provisions, in which case the rights of the holders of such shares shall remain unaffected; on or before the date specified for redemption, the Corporation shall have the right to deposit the redemption price of the preferred shares called for redemption in a special account with any chartered bank or trust company in Canada named in the notice of redemption, to be paid, without interest, to or to the order of the respective holders of such preferred shares called for redemption, upon presentation and surrender of the certificates representing the same and, upon such deposit being made or upon the date specified for redemption, whichever is later, the preferred shares in respect whereof such deposit shall have been made, shall be deemed to be redeemed and the rights of the respective holders thereof, after such deposit or after such redemption date, as the case may be, shall be limited to receiving, out of the moneys so deposited, without interest, the redemption price applicable to their respective preferred shares against presentation and surrender of the certificates representing such preferred shares. If less than all of the preferred shares are to be redeemed, the shares to be redeemed shall be redeemed pro rata, disregarding fractions, unless the holders of the preferred shares unanimously agree to the adoption of another method of selection of the preferred shares to be redeemed.  If less than all of the preferred shares represented by any certificate be redeemed a new certificate for the balance shall be issued.

(f)
A holder of preferred shares shall be entitled to require the Corporation to redeem at any time all, or from time to time any part, of the preferred shares registered in the name of such holder by tendering to the Corporation at its registered office the share certificate(s) representing the preferred shares which the registered holder desires to have the Corporation redeem together with a request in writing specifying (i) the number of preferred shares which the registered holder desires to have redeemed by the Corporation and (ii) the business day (in this paragraph referred to as the "redemption date") on which the holder desires to have the Corporation redeem such preferred shares, which redemption date shall not be less than five (5) days after the day on which the request in writing is given to the Corporation. Upon receipt of the share certificate(s) representing the preferred shares which the registered holder desires to have the Corporation redeem together with such a request, the Corporation shall on, or at its option, before, the redemption date redeem such preferred shares by paying to the registered holder thereof, for each share to be redeemed, an amount equal to the redemption price in respect thereof; such payment shall be made by cheque payable at par at any branch of the Corporation's bankers for the time being in Canada. The said preferred shares shall be deemed to be redeemed on the date of payment of the redemption price and from and after such date such preferred shares shall cease to be entitled to dividends and the holders thereof shall not be entitled to exercise any of the rights of the holders of preferred shares in respect thereof. Notwithstanding the foregoing, the Corporation shall only be obliged to redeem preferred shares so tendered for redemption to the extent that such redemption would not be contrary to any applicable law, and if such redemption of any such preferred shares would be contrary to any applicable law, the Corporation shall only be obliged to redeem such preferred shares to the extent that the moneys applied thereto shall be such amount (rounded to the next lower multiple of one hundred dollars ($100.00)) as would not be contrary to such law, in which case the Corporation shall pay to each holder his pro rata share of the purchase moneys allocable. If less than all of the preferred shares represented by any certificate be redeemed, a new certificate for the balance shall be issued.

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(g)
The corporation may purchase for cancellation at any time all, or from time to time any part, of the preferred shares outstanding, by private contract at any price, with the unanimous consent of the holders of the preferred shares then outstanding, or by invitation for tenders addressed to all the holders of the preferred shares at the lowest price at which, in the opinion of the directors, such shares are obtainable but not exceeding the redemption price thereof. If less than all of the preferred shares represented by any certificate be purchased for cancellation, a new certificate for the balance shall be issued.

(h)
For the purposes of the foregoing paragraphs II(b), (c) and (d), the "preferred redemption price" of each preferred share shall be an amount equal to the consideration received by the Corporation upon the issuance of such share (denominated in the currency in which such consideration was paid to the Corporation).

(i)
No change to any of the provisions of paragraphs II(a) to (h) or of this paragraph (i) shall have any force or effect until it has been approved by a majority of not less than two thirds (%) of the votes cast by the holders of the preferred shares, voting separately as a class at a meeting of such holders specially called for that purpose, or by a resolution in writing signed by all the holders of the preferred shares, in addition to any other approval required by the Act.

Articles of Incorporation

Schedule B

4 - Restrictions, if any, on share transfers:

Shares of the Corporation may not be transferred unless the restrictions on the transfer of securities of the Corporation contained in section 7 of these Articles (entitled "Other provisions, if any") are complied with.

Articles of Incorporation

Schedule C

7 - Other provisions, if any:

(1)	Securities of the Corporation, other than non-convertible debt securities, may not be transferred unless

(a)	such transfer is approved by the directors or shareholders as evidenced by a resolution of the directors or shareholders, as the case may be; or

(b)	in the case of securities which are subject to restrictions on transfer contained in a security holders' agreement, such restrictions are complied with.

(2)
The directors may appoint one or more additional directors, who shall hold office for a term expiring no later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.